Exhibit 10.6

Certain identified information has been excluded from this exhibit because it both (i) is not material and (ii) would be competitively harmful if publicly disclosed. Omissions are designated as [**].

EXECUTION COPY

PURCHASE AND SALE AGREEMENT
dated as of July 2, 2019
between
ARBUTUS BIOPHARMA CORPORATION
and
OCM IP HEALTHCARE PORTFOLIO LP

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Table of Contents
Page
ARTICLE I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1Defined Terms.    1
Section 1.2Rules of Construction.    9
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
Section 2.1Purchase and Sale.    11
Section 2.2Purchase Price.    12
Section 2.3No Assumed Obligations    12
Section 2.4Excluded Assets.    13
Section 2.5Repurchase Option; Effect of Termination.    13
Section 2.6Minimum Purchased Royalties Per Royalty Quarter.    14
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
Section 3.1Organization.    15
Section 3.2No Conflicts.    15
Section 3.3Authorization.    15
Section 3.4Ownership.    16
Section 3.5Governmental and Third Party Authorizations.    16
Section 3.6No Litigation.    16
Section 3.7Solvency.    17

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Section 3.8Tax Matters.    17
Section 3.9No Brokers’ Fees.    18
Section 3.10Employee Benefit Matters.    18
Section 3.11Compliance with Laws.    18
Section 3.12Intellectual Property Matters.    18
Section 3.13[Intentionally Omitted]    20
Section 3.14Counterparty and Genevant Cross License Agreements.    20
Section 3.15UCC and PPSA Matters.    22
Section 3.16Set-off and Other Sources of Royalty Reduction.    22
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
Section 4.1Organization.    22
Section 4.2No Conflicts.    23
Section 4.3Authorization.    23
Section 4.4Governmental and Third Party Authorizations.    23
Section 4.5No Litigation.    24
Section 4.6Access to Information.    24
ARTICLE V
COVENANTS
Section 5.1Books and Records; Notices.    24
Section 5.2Confidentiality; Public Announcement.    25
Section 5.3Commercially Reasonable Efforts; Further Assurances.    26

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Section 5.4Payments on Account of the Purchased Assets.    27
Section 5.5Counterparty Agreements.    28
Section 5.6Mergers, Consolidations and Asset Sales Involving the Counterparties.    31
Section 5.7Audits.    31
Section 5.8Tax Matters.    31
Section 5.9Existence.    32
ARTICLE VI
THE CLOSING
Section 6.1Closing.    33
Section 6.2Closing Deliverables of the Seller.    33
Section 6.3Closing Deliverables of the Purchaser.    33
Section 6.4Second Closing.    34
ARTICLE VII
INDEMNIFICATION
Section 7.1Indemnification by the Seller.    34
Section 7.2Indemnification by the Purchaser.    35
Section 7.3Limitations.    36
Section 7.4Procedures.    36
Section 7.5Exclusive Remedy.    37
ARTICLE VIII
MISCELLANEOUS
Section 8.1Specific Performance.    38

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Section 8.2Notices.    38
Section 8.3Successors and Assigns.    39
Section 8.4Independent Nature of Relationship.    40
Section 8.5Entire Agreement.    40
Section 8.6Governing Law.    40
Section 8.7Waiver of Jury Trial.    41
Section 8.8Severability.    41
Section 8.9Counterparts.    41
Section 8.10Amendments; No Waivers.    41
Section 8.11Cumulative Remedies.    42
Section 8.12Table of Contents and Headings.    42
Section 8.13Currency Exchange.    42
Section 8.14Judgment Currency.    42
Section 8.15Disclosure Schedule.    43
Section 8.16Termination.    43

Exhibit A    Form of Bill of Sale
Exhibit B    Form of Counterparty Instruction
Exhibit C    Intellectual Property Matters
Exhibit D    Counterparty Agreements
Exhibit E    Royalty Reports
Exhibit F    Material Notices
Exhibit G    Form of Press Release

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PURCHASE AND SALE AGREEMENT
This PURCHASE AND SALE AGREEMENT (this “Purchase and Sale Agreement”) dated as of July 2, 2019 is between Arbutus Biopharma Corporation, a company organized under the laws of the Province of British Columbia (the “Seller”), and OCM IP Healthcare Portfolio LP, a limited partnership formed under the laws of the Province of Ontario (the “Purchaser”).
W I T N E S S E T H :
WHEREAS, the Seller has the right to receive royalties based on Net Sales of the Products in the Territory under the Counterparty Agreements; and
WHEREAS, the Seller desires to sell, assign, transfer, and convey to the Purchaser, and the Purchaser desires to purchase, acquire and accept from the Seller, the Purchased Assets described herein, upon and subject to the terms and conditions set forth in this Purchase and Sale Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual agreements, representations and warranties set forth herein and of other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

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Article I
DEFINED TERMS AND RULES OF CONSTRUCTION
Section 1.1    Defined Terms.
The following terms, as used herein, shall have the following respective meanings:
“Acuitas” means Acuitas Therapeutics, Inc. (formerly AlCana Technologies, Inc.), a British Columbia corporation.
“Additional Purchase Price” has the meaning set forth in Section 2.2(b).
“Additional Royalties” has the meaning set forth in Section 2.1(a)(ii).
“Affiliate” means, (a) with respect to any Person (including the Purchaser), any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person, and (b) with respect to the Purchaser, any Person in respect of which OMERS Administration Corporation, as administrator of the OMERS primary pension plan and trustee of the pension funds thereunder, holds, directly or indirectly, more than 50% of the equity interests (economic) of such Person. For purposes of this definition, “control” of a Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Securities, by contract or otherwise, and the terms “controlled” and “controlling” have meanings correlative to the foregoing.
“Alnylam” means Alnylam Pharmaceuticals, Inc., a Delaware corporation.
“Alnylam Consent” means the Consent Agreement dated as of August 29, 2018 between Alnylam and the Seller.
“Alnylam Cross-License Agreement” means the Cross-License Agreement dated as of November 12, 2012, by and among the Seller, Alnylam, and, solely with respect to Section 10.12, Protiva.
“Alnylam/Acuitas Settlement Agreement” means the Settlement Agreement and General Release, dated as of November 12, 2012, by and among the Seller, Alnylam, Acuitas, and Protiva.
“Applicable Law” means, with respect to any Person, all laws, rules, regulations and orders of Governmental Authorities applicable to such Person or any of its properties or assets.
“Basket” has the meaning set forth in Section 7.3(b).
“Bill of Sale” means the bill of sale dated as of the Closing Date and, if applicable, the Second Closing Date, in each case executed by the Seller and the Purchaser substantially in the form of Exhibit A.

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“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in Toronto, Ontario are authorized or required by Applicable Law to remain closed.
“Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital, whether now outstanding or issued after the Closing Date, including common shares, ordinary shares, preferred shares, membership interests or share capital in a limited liability company or other Person, limited or general partnership interests in a partnership, beneficial interests in trusts or any other equivalent of such ownership interest or any options, warrants and other rights to acquire such shares or interests, including rights to allocations and distributions, dividends, redemption payments and liquidation payments.
“Category 1 Patents” has the meaning set forth in the Alnylam Cross-License Agreement.
“Closing” has the meaning set forth in Section 6.1.
“Closing Date” has the meaning set forth in Section 6.1.
“Closing Purchase Price” has the meaning set forth in Section 2.2(a).
“Code” means the U.S. Internal Revenue Code of 1986, as amended.
“Confidential Information” means, (A) as it relates to the Seller and its Affiliates, the Products and the Intellectual Property Rights, all information (whether written or oral, or in electronic or other form) involving or relating in any way, directly or indirectly, to the Products, the Counterparty Agreements, the Purchased Assets, or the Royalties, in each case that is provided to the Purchaser or the Purchaser’s Affiliates by or on behalf of the Seller or any of its Affiliates, including (a) any license, sublicense, assignment, product development, royalty, sale, supply, escrow or other agreements (including the Counterparty Agreements) involving or relating in any way, directly or indirectly, to the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including all terms and conditions thereof and the identities of the parties thereto, (b) any reports, data, materials or other documents of any kind concerning or relating in any way, directly or indirectly, to the Seller, the Products, the Counterparty Agreements, the Purchased Assets, the Royalties or the intellectual property, compounds or products giving rise to the Purchased Assets, and including reports, data, materials or other documents of any kind delivered pursuant to or under any of the agreements referred to in clause (a) above or based on or derived from any such reports, data, materials or other documents of any kind, and (c) any inventions, devices, improvements, formulations, discoveries, compositions, ingredients, patents, patent applications, know-how, processes, trial results, research, developments or any other intellectual property, trade secrets or information involving or relating in any way, directly or indirectly, to the Purchased Assets or the compounds or products giving rise to the Purchased Assets; provided, however, that Confidential Information shall not include information that is (i) already in the public domain at the time the information is disclosed other than as a result of disclosure in violation of the confidentiality undertakings in this Purchase and Sale Agreement, or (ii) lawfully

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obtained from other sources, and (B) as it relates to the Seller and the Purchaser, the existence and nature of the Transaction Documents, including the terms, conditions, and provisions of this Purchase and Sale Agreement and any other Transaction Document.
“Counterparties” means Alnylam and Acuitas.
“Counterparty Agreements” means, collectively, (a) the Counterparty License Agreement, (b) the Alnylam/Acuitas Settlement Agreement, and (c) the Alnylam Consent.
“Counterparty Instructions” means the irrevocable direction to Alnylam in the form set forth in Exhibit B.
“Counterparty License Agreement” means the Alnylam Cross-License Agreement.
“Defaulting Party” has the meaning set forth in Section 5.5(d).
“Disputes” has the meaning set forth in Section 3.12(e).
“Dollar” or the sign “$” means United States dollars.
“ERISA” means the U.S. Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder.
“Exercise Notice” has the meaning set forth in Section 2.5.
“FDA” means the U.S. Food and Drug Administration and any successor agency thereto.
“Fundamental Representations and Warranties” means the representations and warranties in Sections 3.1, 3.2, 3.3, 3.4, 3.9, 3.12(a), 3.14(a), 3.14(b), 3.14(c) and 3.14(d).
“GAAP” means generally accepted accounting principles in effect in the United States from time to time (or the applicable accounting standards in any relevant jurisdiction outside of the United States).
“Genevant Cross License Agreement” means the Cross License Agreement dated as of April 11, 2018, as amended June 27, 2018, by and between the Seller and Genevant Sciences Ltd., a Bermuda exempted limited company.
“Governmental Authority” means the government of the United States or Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority (including supranational authority), commission, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, including each Patent Office, the FDA and any other government authority in any jurisdiction.
“Intellectual Property Rights” means, in each case, solely to the extent necessary to Research, Develop, Commercialize or Manufacture the Products: the Tekmira Combined

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Licensed Technology and Category I Patents (in each case as defined in the Alnylam Cross-License Agreement).
“Involuntary Seller Bankruptcy” means, without the consent or acquiescence of the Seller, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar Applicable Law, or the filing of any such petition against the Seller or, without the consent or acquiescence of the Seller, the entering of an order appointing a trustee, custodian, receiver or liquidator of the Seller or of all or any substantial part of the property of the Seller, in each case where such petition or order shall remain unstayed or shall not have been stayed or dismissed within 90 days from entry thereof.
“Judgment Currency” has the meaning set forth in Section 8.14.
“Lien” means any security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or otherwise), charge against or interest in property or other priority or preferential arrangement of any kind or nature whatsoever, in each case to secure payment of a debt or performance of an obligation, including any conditional sale or any sale with recourse.
“Loss” means any loss, assessment, award, cause of action, claim, charge, cost, expense, fine, judgment, liability, obligation, penalty or Set-off.
“Material Adverse Change” means any event, circumstance or change that would reasonably be expected to result, individually or in the aggregate, in a material adverse effect, in any respect, on (a) the legality, validity or enforceability of any of the Transaction Documents, the Counterparty Agreements or the back-up security interest granted pursuant to Section 2.1(d), (b) the right or ability of the Seller (or any permitted assignee) or the Purchaser to perform any of its obligations under any of the Transaction Documents or the Counterparty Agreements, in each case to which it is a party, or to consummate the transactions contemplated hereunder or thereunder, or (c) the rights or remedies of the Purchaser under any of the Transaction Documents or the Counterparty Agreements, (d) the timing, amount or duration of the Purchaser’s right to receive payments of the Purchased Royalties, or (e) the Purchased Assets; provided that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been or will be a Material Adverse Change: (A) any change relating to the economy, financial and securities markets or business conditions in general, so long as any impact on the Purchased Assets is not disproportionate; (B) national or international political or social conditions, (C) changes in laws, rules, regulations, orders, or other binding directives issued by any Governmental Authority, so long as any impact on the Purchased Assets is not disproportionate; (D) the taking of any action contemplated by this Agreement and the other Transaction Documents; (E) changes or effects resulting solely from the announcement or pendency of this Agreement or related transactions and not from the breach of any representations or covenants of the Seller contained in this Agreement; or (F) the introduction of any product that is competitive with the Products, other than by the Seller or any of its Affiliates.

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“Net Sales” means Net Sales as defined in Section 1.45 of the Alnylam Cross-License Agreement.
“Patent” means any U.S. or foreign pending patent application or issued patent or continuation, continuation-in-part, division, extension, supplementation protection certificate, reexamination, or reissue thereof, existing now or in the future.
“Patent Office” means the applicable patent office, including the United States Patent and Trademark Office and any comparable foreign patent office, for any Intellectual Property Rights that are Patents.
“Person” means any natural person, firm, corporation, limited liability company, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Authority or any other legal entity, including public bodies, whether acting in an individual, fiduciary or other capacity.
“Plan” means an employee benefit plan subject to Title I of ERISA, an individual retirement account or annuity subject to Section 4975 of the Code or any other employee benefit plan (within the meaning of Section 3(3) of ERISA), whether or not subject to ERISA.
“PPSA” means the Personal Property Security Act as in effect from time to time in the Province of British Columbia; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by Personal Property Security Act as in effect in a jurisdiction of Canada other than the Province of British Columbia, then “PPSA” means the Personal Property Security Act (or similar legislation) as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“Products” means Alnylam Patisiran Product (TTR-02) and any equivalent product (irrespective of trade name).
“Protiva” means Protiva Biotherapeutics Inc., a British Columbia corporation.
“Purchase and Sale Agreement” has the meaning set forth in the preamble.
“Purchased Assets” means, collectively, the Seller’s right, title and interest in, to and under the Counterparty Agreements to (a) receive the Purchased Royalties due or to become due by Alnylam pursuant to the Alnylam Cross-License Agreement, and (b) until the applicable Royalty Threshold Amount has been received by the Seller, (i) receive the royalty reports produced by Alnylam pursuant to the Alnylam Cross-License Agreement in respect of sales of Products in the Territory, and (ii) audit the records of Alnylam in respect of such sales pursuant to the Alnylam Cross-License Agreement and receive an audit report summarizing the results of any such audit. For greater certainty, (x) until the Second Closing, if applicable, the Purchased Assets shall not include the Additional Royalties, (y) following the Second Closing, if it occurs,

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the Purchased Assets shall include the Additional Royalties, and (z) whether or not the Second Closing occurs, in no event will the Purchased Assets include all or any portion of the Retained Interest.
“Purchase Price” means, collectively, the Closing Purchase Price and the Additional Purchase Price.
“Purchased Royalties” means (a) from and after the Closing, Royalties in an aggregate amount of $30,000,000 attributable to Net Sales of Products in the Territory from and after the Royalties Commencement Date, and (b) if the Additional Royalties are purchased by the Purchaser in accordance with Section 2.1(a)(ii), additional Royalties in an aggregate amount of $9,000,000 attributable to Net Sales of Products in the Territory from and after the Royalties Commencement Date, in which case the aggregate amount of Purchased Royalties will be $39,000,000. For greater certainty, if the Additional Royalties are not purchased by the Purchaser in accordance with Section 2.1(a)(ii), the Purchased Royalties will be an aggregate amount of $30,000,000 attributable to Net Sales of Products in the Territory from and after the Royalties Commencement Date and the Additional Royalties will not be included in the Purchased Royalties or the Purchased Assets. Notwithstanding anything to the contrary in this Purchase and Sale Agreement, (i) for purposes of determining the aggregate amount of Purchased Royalties received by the Purchaser under this Purchase and Sale Agreement for any purpose hereof, amounts received by the Purchaser Indemnified Parties from the Seller pursuant to Section 7.1(I)(i) shall be included in such calculation, and any interest paid by or on behalf of the Counterparties in respect of late payments of Purchased Royalties shall not be included in such calculation, and (ii) the parties hereto expressly acknowledge and agree that no rights, title or interest in the Retained Interest is being sold, assigned, transferred or otherwise conveyed hereunder or pursuant to any other Transaction Document.
“Purchaser” has the meaning set forth in the preamble.
“Purchaser Account” has the meaning set forth in Section 5.4(b).
“Purchaser Indemnified Party” has the meaning set forth in Section 7.1.
“Regulatory Agency” means a Governmental Authority with responsibility for the approval of the marketing and sale of pharmaceuticals or other regulation of pharmaceuticals in any jurisdiction.
“Regulatory Approvals” means, collectively, all regulatory approvals, registrations, certificates, authorizations, permits and supplements thereto, as well as associated materials (including the product dossier) pursuant to which the Products may be marketed, sold and distributed in a jurisdiction, issued by the appropriate Regulatory Agency.
“Remaining Purchased Assets” has the meaning set forth in Section 2.5.
“Repurchase Option” has the meaning set forth in Section 2.5.

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“Repurchase Sale” has the meaning set forth in Section 2.5.
“Retained Interest” means, after giving effect to the sale, assignment, transfer and conveyance by the Seller to the Purchaser of the Purchased Assets (including, if the Second Closing occurs, the Additional Royalties), all of the Seller’s remaining right, title and interest in, to and under the Counterparty Agreements, including the right to receive any remaining Royalties (after receipt by the Purchaser of the entire applicable Royalty Threshold Amount) due or to become due by Alnylam pursuant to the Alnylam Cross-License Agreement.
“Retained Liabilities” has the meaning set forth in Section 2.3.
“Royalties” means (a) all accounts, general intangibles, money, payment intangibles, contract rights, royalties and other amounts or fees due or to become due to the Seller or any of its Affiliates by any Counterparty arising out of, related to or resulting from the sale by Alnylam of the Products (including not only from the sale of currently approved indications for each Product in the Territory, but also from any additionally approved indications and from any off-label usage for such Product in the Territory), including (i) all amounts due or to be paid to the Seller or any of its Affiliates under Section 4.9 of the Alnylam Cross-License Agreement and Section 7(b) of the Alnylam/Acuitas Settlement Agreement and (ii) all amounts due or to be paid to the Seller or any of its Affiliates in lieu thereof, including under Section 5.4(d) of the Alnylam Cross-License Agreement; (b) all indemnity payments, recoveries, damages or award or settlement amounts paid to the Seller or any of its Affiliates by any third party, including a Counterparty, and arising out of a breach by any Person (other than the Seller) of any of the Counterparty Agreements with respect thereto and attributable to the period commencing on the Royalties Commencement Date, including pursuant to Section 5.5(d), and (c) all accounts (as defined under the UCC or the PPSA, as applicable) evidencing the rights to the payments and amounts described herein, and all interest on late payments.
“Royalties Commencement Date” means January 1, 2019.
“Royalty Quarter” has the meaning set forth in the Alnylam Cross-License Agreement.
“Royalty Threshold Amount” means the Purchaser’s right pursuant to this Agreement to receive (i) in the event the Second Closing does not occur, $30,000,000 in aggregate amount of Royalties, and (ii) in the event the Second Closing occurs, $39,000,000 in aggregate amount of Royalties.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Closing” has the meaning set forth in Section 6.4(a).
“Second Closing Date” has the meaning set forth in Section 2.1(a)(ii).
“Seller” has the meaning set forth in the preamble.
“Seller Account” has the meaning set forth in Section 5.4(d).

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“Seller Indemnified Party” has the meaning set forth in Section 7.2.
“Seller’s Knowledge” or “Knowledge of the Seller” means the actual knowledge of Mark Murray or Elizabeth Howard (or, in each case, any successor thereto who has substantially similar responsibilities at the applicable time), in each case, after reasonable inquiry by each such individual of the officers or direct reports reporting to such individual who are responsible for the applicable matter.
“Set-off” means any set-off, off-set, rescission, counterclaim, reduction, deduction or defense.
“Sublicensee” means any sublicensee of any Counterparty under the Counterparty Agreements.
“Subsidiary” means, with respect to any Person, any other Person of which more than 50% of the outstanding Voting Securities of such other Person (irrespective of whether at the time Capital Securities of any other class or classes of such other Person shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more other Subsidiaries of such Person or by one or more other Subsidiaries of such Person.
“Territory” means worldwide.
“Transaction Documents” means this Purchase and Sale Agreement, the Bill of Sale, the Counterparty Instructions and, if applicable, each of the documents delivered pursuant to Section 6.4.
“Transfer Taxes” means sales, retail sales, use, goods and services, value added, transfer, excise and other like taxes payable or asserted to be payable in any jurisdiction in connection with the sale of the Purchased Assets hereunder.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Pennsylvania; provided, that, if, with respect to any financing statement or by reason of any provisions of Applicable Law, the perfection or the effect of perfection or non-perfection of the back-up security interest or any portion thereof granted pursuant to Section 2.1(d) is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than the State of Pennsylvania, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of this Purchase and Sale Agreement and any financing statement relating to such perfection or effect of perfection or non-perfection.
“U.S.” or “United States” means the United States of America, its 50 states, each territory thereof and the District of Columbia.
“Voluntary Seller Bankruptcy” means (a) an admission in writing by the Seller of its inability to pay its debts generally or a general assignment by the Seller for the benefit of

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creditors, (b) the filing of any petition or answer by the Seller seeking to adjudicate itself as bankrupt or insolvent, or seeking for itself any liquidation, winding-up, reorganization, arrangement, adjustment, protection, relief or composition of the Seller or its debts under any Applicable Law relating to bankruptcy, insolvency, receivership, winding-up, liquidation, reorganization, examination, relief of debtors or other similar Applicable Law now or hereafter in effect, or seeking, consenting to or acquiescing in the entry of an order for relief in any case under any such Applicable Law, or the appointment of or taking possession by a receiver, trustee, custodian, liquidator, examiner, assignee, sequestrator or other similar official for the Seller or for any substantial part of its property, or (c) corporate or other action taken by the Seller to authorize any of the actions set forth above.
“Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of directors, managers or other voting members of the governing body of such Person.
“Withholding Agent” has the meaning set forth in Section 5.8(a).
Section 1.2    Rules of Construction.
Unless the context otherwise requires, in this Purchase and Sale Agreement:
(a)    A term has the meaning assigned to it and an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP.
(b)    Unless otherwise defined, all terms that are defined in the UCC or the PPSA shall have the meanings stated in the UCC or the PPSA, as applicable.
(c)    Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders.
(d)    The definitions of terms shall apply equally to the singular and plural forms of the terms defined.
(e)    The terms “include”, “including” and similar terms shall be construed as if followed by the phrase “without limitation”.
(f)    The word “or” is not exclusive.
(g)    Unless otherwise specified, references to an agreement or other document include references to such agreement or document as from time to time amended, restated, reformed, supplemented or otherwise modified in accordance with the terms thereof (subject to any restrictions on such amendments, restatements, reformations, supplements or modifications set forth herein) and include any annexes, exhibits and schedules attached thereto.
(h)    References to any Applicable Law shall include such Applicable Law as from time to time in effect, including any amendment, modification, codification, replacement or reenactment thereof or any substitution therefor.

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(i)    References to any Person shall be construed to include such Person’s successors and permitted assigns (subject to any restrictions on assignment, transfer or delegation set forth herein or in any of the other Transaction Documents), and any reference to a Person in a particular capacity excludes such Person in other capacities.
(j)    The word “will” shall be construed to have the same meaning and effect as the word “shall”.
(k)    The words “hereof”, “herein”, “hereunder” and similar terms when used in this Purchase and Sale Agreement shall refer to this Purchase and Sale Agreement as a whole and not to any particular provision hereof, and Article, Section and Exhibit references herein are references to Articles and Sections of, and Exhibits to, this Purchase and Sale Agreement unless otherwise specified.
(l)    In the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and each of the words “to” and “until” means “to but excluding”.
(m)    Where any payment is to be made, any funds are to be applied or any calculation is to be made under this Purchase and Sale Agreement on a day that is not a Business Day, unless this Purchase and Sale Agreement otherwise provides, such payment shall be made, such funds shall be applied and such calculation shall be made on the succeeding Business Day, and payments shall be adjusted accordingly.
(n)    Any reference herein to a term that is defined by reference to its meaning in a Counterparty Agreement shall refer to such term’s meaning in such Counterparty Agreement as in existence on the date hereof (and not to any new, substituted or amended version thereof), unless otherwise agreed, in writing, by the parties hereto.
ARTICLE II
PURCHASE AND SALE OF THE PURCHASED ASSETS
Section 2.1    Purchase and Sale.
(a)    (i) Subject to the terms and conditions of this Purchase and Sale Agreement, on the Closing Date, the Seller hereby sells, assigns, transfers, and conveys, whether now owned or hereafter acquired, to the Purchaser, and the Purchaser hereby purchases, acquires and accepts from the Seller, without recourse, representation or warranty except as expressly provided herein, all of the Seller’s rights, title and interest in and to the Purchased Assets, free and clear of any and all Liens, other than those Liens created in favor of the Purchaser by the Transaction Documents or the Counterparty Agreements.
(ii) Subject to the terms and conditions of this Purchase and Sale Agreement, if Net Sales of the Product in the Territory in the 2020 calendar year are equal to or greater than $408,000,000, the Seller may, by delivery of a written notice to the Purchaser by no later than February 28, 2021, require the Purchaser to purchase additional Royalties in an aggregate amount of US$9,000,000 (the “Additional Royalties”), and the Purchaser shall purchase the Additional Royalties by no later than March 31, 2021, on a date to be mutually agreed to by the Purchaser and the Seller (the “Second Closing Date”), unless otherwise agreed to, in writing, by the Purchaser and the Seller.
(b)    The Seller and the Purchaser intend and agree that the sale, assignment, transfer, and conveyance of the Purchased Assets under this Purchase and Sale Agreement shall be, and are, a true, complete, absolute and irrevocable assignment and sale by the Seller to the Purchaser of the Purchased Assets and that such assignment and sale shall provide the Purchaser with the full benefits of ownership of the Purchased Assets. Neither the Seller nor the Purchaser intends the transactions contemplated hereby to be, or for any purpose characterized as, a loan from the Purchaser to the Seller or a pledge or assignment or a security agreement. The Seller waives any right to contest or otherwise assert that this Purchase and Sale Agreement does not constitute a true, complete, absolute and irrevocable sale and assignment by the Seller to the Purchaser of the Purchased Assets under Applicable Law, which waiver shall be enforceable against the Seller in any Voluntary Seller Bankruptcy or Involuntary Seller Bankruptcy. The sale, assignment, transfer, and conveyance of the Purchased Assets shall be reflected on the Seller’s financial statements and other records as a sale of assets to the Purchaser (except to the extent GAAP or the rules of the SEC require otherwise with respect to the Seller’s consolidated financial statements).
(c)    The Seller hereby authorizes the Purchaser or its designee to record and file, and consents to the Purchaser or its designee recording and filing, at the Purchaser’s sole cost and expense, financing statements in the appropriate filing offices under the UCC and the PPSA (and continuation statements with respect to such financing statements when applicable), and amendments thereto or assignments thereof, in such manner and in such jurisdictions as are necessary or appropriate to evidence or perfect the sale, assignment, transfer, and conveyance by the Seller to the Purchaser, and the purchase, acquisition and acceptance by the Purchaser from the Seller, of the Purchased Assets and to perfect the security interest in the Purchased Assets granted by the Seller to the Purchaser pursuant to Section 2.1(d).
(d)    Notwithstanding that the Seller and the Purchaser expressly intend for the sale, assignment, transfer, and conveyance of the Purchased Assets to be a true, complete, absolute and irrevocable sale and assignment, the Seller hereby assigns, and conveys, to the Purchaser, as security for its obligations created hereunder and to secure payment to the Purchaser of amounts equal to the Purchased Royalties as they become due and payable under the Counterparty Agreements in the event that the transfer contemplated by this Purchase and Sale Agreement is held not to be a sale, a first priority security interest in and to all of the Seller’s right, title and interest in, to and under the Purchased Assets and any “proceeds” thereof (as such term is defined in the UCC and the PPSA). In such event, this Purchase and Sale Agreement shall constitute a security agreement. The Seller does hereby authorize the Purchaser to file such financing statements (and continuation statements with respect to such financing statements when applicable) as may be necessary to perfect such security interests.
Section 2.2    Purchase Price.
(a)    In full consideration for the sale, assignment, transfer, and conveyance of the Purchased Assets (other than the Additional Royalties), and subject to the terms and conditions set forth herein, the Purchaser shall pay (or cause to be paid) to the Seller, or the Seller’s designee, on the Closing Date, the sum of U.S.$20,000,000 (inclusive of all Transfer Taxes), in immediately available funds by wire transfer to the Seller Account (the “Closing Purchase Price”).
(b)    In full consideration for the sale, assignment, transfer and conveyance of the Additional Royalties, and subject to the terms and conditions set forth herein, the Purchaser shall pay (or cause to be paid) to the Seller, or the Seller’s designee, on the Second Closing Date, the sum of U.S.$6,000,000 (inclusive of all Transfer Taxes), in immediately available funds by wire transfer to the Seller Account (the “Additional Purchase Price”).
(c)    In the event that, prior to the Closing, the Seller receives any of the Purchased Royalties, on the Closing Date the Seller shall remit such Purchased Royalties to the Purchaser in cash.
Section 2.3    No Assumed Obligations
Notwithstanding any provision in this Purchase and Sale Agreement or any other writing to the contrary, the Purchaser is purchasing, acquiring and accepting only the Purchased Assets and is not assuming any liability or obligation of the Seller or any of the Seller’s Affiliates of whatever nature, whether presently in existence or arising or asserted hereafter (including any liability or obligation of the Seller under the Counterparty Agreements), including any liability for any amounts that may be Set-off against the Purchased Royalties (i) as a result of any facts, circumstances or matters arising or otherwise attributable to the period prior to the Royalty Commencement Date, or (ii) to the extent such Set-off is not contemplated in the Counterparty Agreements; provided, however, if the Seller conducts an audit pursuant to its rights under the Alnylam Cross-License Agreement, the Purchaser shall assume any and all obligations of the Seller to keep confidential the confidential information of Alnylam that is obtained by the Seller in the course of such audit. All such liabilities and obligations shall be retained by and remain liabilities and obligations of the Seller or the Seller’s Affiliates, as the case may be (the “Retained Liabilities”).
Section 2.4    Excluded Assets.
The Purchaser does not, by purchase, acquisition or acceptance of the rights, title or interest granted hereunder or otherwise pursuant to any of the Transaction Documents, purchase, acquire or accept any assets of the Seller under the Counterparty Agreements, other than the Purchased Assets.
Section 2.5    Repurchase Option; Effect of Termination.
(a)    At any time from and after the Closing, the Seller may, at its option, purchase from the Purchaser all (but not less than all) of the Purchaser’s rights, title and interest in and to the Purchased Assets that remain following the date on which the Seller exercises such option (or such later date as the Seller and the Purchaser may mutually agree to) (the “Remaining Purchased Assets”), free and clear of any and all Liens, other than Liens of the nature contemplated in this Purchase and Sale Agreement (the “Repurchase Option”). The Seller may exercise the Repurchase Option by providing written notice (the “Exercise Notice”) thereof to the Purchaser. Within 30 days following the Exercise Notice, the Purchaser shall sell, assign, transfer, and convey all of its rights, title and interest in and to the Remaining Purchased Assets in accordance with this Section 2.5 upon receipt from the Seller of the full amount of the purchase price therefor equal to (i) minus (ii), where:
(i)    is an amount equal to the product of 1.5 multiplied by the Purchase Price actually paid to the Seller by the Purchaser, and
(ii)    is the aggregate amount of the Purchased Royalties received by the Purchaser during the period commencing on the Closing Date and ending on the date of the Exercise Notice, (the “Repurchase Sale”).
(b)    The Repurchase Sale shall be made on an “as is, where is” basis, except that the Purchaser shall represent and warrant to the Seller that the Purchaser holds title to the Remaining Purchased Assets free and clear of all Liens, other than Liens of the nature contemplated in this Purchase and Sale Agreement. All representations, warranties and covenants of the Purchaser shall survive the closing of the Repurchase Sale. Each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the Repurchase Sale, all of which shall be at the cost and expense of the Seller.
(c)    From the date hereof until the earlier of (x) the consummation of a Repurchase Sale or (y) the termination of this Agreement, the Purchaser shall not (A) incur any Liabilities, Liens or other obligations (contractual or otherwise); (B) fail to remain in existence as a limited partnership or consent to or enter into any agreement or contract with respect to reorganization, merger, recapitalization or consolidation of the Purchaser with or into any other Person; (C) agree to dissolve or otherwise windup its affairs; or (D) grant any right to any Person or enter into any agreement with any Person, in each case, if doing so would be reasonably likely to prevent the Purchaser (or any successor-in-interest to whom the Purchased Assets are assigned in compliance with Section 8.3 of this Agreement) from conveying the Purchased Assets to the Seller pursuant to the Repurchase Sale, free and clear of all Liens and in accordance with the other requirements of this Section 2.5
(d)    For greater certainty, to the extent that the Purchaser assigns any of the Purchased Assets in accordance with Section 8.3, the assignee shall acquire such Purchased Assets subject to the rights of the Seller and the obligations of the Purchaser under this Section 2.5.
Section 2.6    Minimum Purchased Royalties Per Royalty Quarter.
(a)    Notwithstanding anything to the contrary in this Agreement, the Seller and the Purchaser agree that, for the period beginning on the Royalty Commencement Date and ending as of the end of the twelfth Royalty Quarter, the Purchaser shall be entitled to receive a minimum payment on account of the Royalties attributable to Net Sales of Products in the Territory during any Royalty Quarter in the amount of $10,000 (the “Minimum Purchased Royalty Entitlement”).
(b)    For greater certainty, if the Royalties that are paid to the Purchaser by the Counterparty in respect of a Royalty Quarter are equal to or greater than the Minimum Purchased Royalty Entitlement, then the Seller shall not be required to pay any additional amount to the Purchaser in respect of such Royalty Quarter. If the Royalties that are paid to the Purchaser by the Counterparty in respect of a Royalty Quarter are less than the Minimum Purchased Royalty Entitlement, then the Seller shall pay to the Purchaser the difference between (x) the Minimum Purchased Royalty Entitlement, minus (y) the amount of the Royalties actually paid by the Counterparty in respect of the applicable Royalty Quarter (the difference, the “Minimum Purchased Royalty Payment”).
(c)    The Seller shall pay the Minimum Purchased Royalty Payment to the Purchaser within 45 days following the end of the applicable Royalty Quarter. The Minimum Purchased Royalty Payment will be deemed to constitute Purchased Royalties for all purposes of this Agreement.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE SELLER
The Seller hereby represents and warrants to the Purchaser as of the date hereof, except as set forth on the Disclosure Schedule attached hereto (the “Disclosure Schedule”), as follows:
Section 3.1    Organization.
The Seller is a corporation duly organized, validly existing and in good standing under the laws of British Columbia and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted and to exercise its rights and to perform its obligations under the Counterparty Agreements to which it is party. The Seller is duly qualified to transact business and is in good standing in every jurisdiction in which such qualification or good standing is required by Applicable Law (except where the failure to be so qualified or in good standing would not be a Material Adverse Change). Neither the Purchaser nor any of its partners, members or controlling Persons is an Affiliate of the Seller or any Subsidiary of the Seller.
Section 3.2    No Conflicts.
(a)    Except as set forth on Section 3.2 of the Disclosure Schedule, none of the execution and delivery by the Seller of any of the Transaction Documents to which the Seller is party, the performance by the Seller of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will, except as would not result in a Material Adverse Change: (i) contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (A) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority, to which the Seller or any of its Subsidiaries or any of their respective assets or properties may be subject or bound, (B) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Seller or any of its Subsidiaries is a party or by which the Seller or any of its Subsidiaries or any of their respective assets or properties is bound or committed (including the Counterparty Agreements) or (C) any term or provision of any of the organizational documents of the Seller or any of its Subsidiaries; (ii) give rise to any additional right of termination, cancellation or acceleration of any right or obligation of the Seller or any of its Subsidiaries; or (iii) except as provided in any of the Transaction Documents to which it is party, result in or require the creation or imposition of any Lien on the Purchased Assets.
(b)    The Seller has not granted, nor does there exist, any Lien on any of the Purchased Assets.
Section 3.3    Authorization.
The Seller has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Seller is party and the performance by the Seller of its obligations hereunder and thereunder have been duly authorized by the Seller. Each of the Transaction Documents to which the Seller is party has been duly executed and delivered by the Seller. Each of the Transaction Documents to which the Seller is party constitutes the legal, valid and binding obligation of the Seller, enforceable against the Seller in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 3.4    Ownership.
The Seller is the exclusive owner of the entire right, title (legal and equitable) and interest in, to and under the Purchased Assets and has good and valid title thereto, free and clear of all Liens. The Seller has duly and legally filed or applied for registration for its ownership interest in the Patents included in the Intellectual Property Rights in the appropriate agencies and in the jurisdictions set forth on Exhibit C, and the Seller is the exclusive “owner of record” of such Patents in each such jurisdiction. The Purchased Assets sold, assigned, transferred, and conveyed to the Purchaser on the Closing Date have not been pledged, sold, assigned, transferred, or conveyed by the Seller to any other Person. The Seller has full right to sell, assign, transfer, and convey the Purchased Assets to the Purchaser. Upon the sale, contribution, assignment, transfer, and conveyance by the Seller of the Purchased Assets to the Purchaser, the Purchaser shall acquire good and marketable title to the Purchased Assets free and clear of all Liens, other than Liens in favor of the Purchaser, and shall be the exclusive owner of the Purchased Assets. Except as set forth on Section 3.4 of the Disclosure Schedule, there are no contracts, agreements or understandings (whether written or oral) to which the Seller is a party pursuant to which any third party has been granted any rights, entitlements or privileges to or in respect of any of the Purchased Assets, in whole or in part, that would reasonably be expected to result in a Material Adverse Change.
Section 3.5    Governmental and Third Party Authorizations.
Except as set forth in Section 3.5 of the Disclosure Schedule, or as would not result in a Material Adverse Change, the execution and delivery by the Seller of the Transaction Documents to which the Seller is party, the performance by the Seller of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder (including the sale, assignment, transfer, and conveyance of the Purchased Assets to the Purchaser) do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except for the filing of UCC and PPSA financing statements, the notice to Counterparties contained in the Counterparty Instructions and those previously obtained.
Section 3.6    No Litigation.
Except as set forth in Section 3.6 of the Disclosure Schedule, there is no (a) action, suit, arbitration, proceeding, claim, demand, citation, summons, subpoena, or other proceeding (whether civil, criminal, administrative, regulatory, or informal) pending or, to the Knowledge of the Seller, threatened in respect of the Products or the Purchased Assets (including the Counterparty Agreements), at law or in equity, or (b) to the Seller’s Knowledge, any inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the Knowledge of the Seller, threatened against the Seller or any of its Subsidiaries in respect of the Products or the Purchased Assets (including the Counterparty Agreements), that, in each case, (i) would reasonably be expected to result in a Material Adverse Change or (ii) challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Seller is party.
Section 3.7    Solvency.
The Seller has determined that, and by virtue of its entering into the transactions contemplated by the Transaction Documents to which the Seller is party and its authorization, execution and delivery of the Transaction Documents to which the Seller is party, the Seller’s incurrence of any liability hereunder or thereunder or contemplated hereby or thereby is in its own best interests. Upon consummation of the transactions contemplated by the Transaction Documents and the application of the proceeds therefrom, (a) the fair saleable value of the Seller’s assets will be greater than the sum of its debts, liabilities and other obligations, including contingent liabilities, (b) the present fair saleable value of the Seller’s assets will be greater than the amount that would be required to pay its probable liabilities on its existing debts, liabilities and other obligations, including contingent liabilities, as they become absolute and matured, (c) the Seller will be able to realize upon its assets and pay its debts, liabilities and other obligations, including contingent obligations, as they mature, (d) the Seller will not be rendered insolvent, will not have unreasonably small capital with which to engage in its business and will not be unable to pay its debts as they mature, (e) the Seller has not incurred, will not incur and does not have any present plans or intentions to incur debts or other obligations or liabilities beyond its ability to pay such debts or other obligations or liabilities as they become absolute and matured, (f) the Seller will not have become subject to any Voluntary Seller Bankruptcy or Involuntary Seller Bankruptcy and (g) the Seller will not have been rendered insolvent within the meaning of Section 101(32) of Title 11 of the United States Code or any similar provincial or federal legislation in Canada. No step has been taken or is intended by the Seller or, to the Seller’s Knowledge, any other Person to make the Seller subject to a Voluntary Seller Bankruptcy or Involuntary Seller Bankruptcy.
Section 3.8    Tax Matters.
The Seller has filed (or caused to be filed) all material tax returns and reports required by Applicable Law to have been filed by it and has paid all material taxes required to be paid by it, in each case, relating to the sale of the Product in the Territory, except any such taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on its books.
Section 3.9    No Brokers’ Fees.
The Seller has not taken any action that would entitle any person or entity other than Morgan Stanley & Co. LLC to any commission or broker’s fee in connection with the transactions contemplated by this Purchase and Sale Agreement.
Section 3.10    Employee Benefit Matters.
With respect to each Plan:
(a)    Each Plan maintained by the Seller has been operated and administered substantially in compliance with all Applicable Laws, except for any noncompliance that does not and would not result, individually or in the aggregate, in a Material Adverse Change.
(b)    Except as would not result in a Material Adverse Change, (i) all material employer and employee obligations including contributions and payments required to be made under any Plan or related agreement have been made in a timely fashion or has been reflected on the most recent balance sheet filed prior to the date hereof or accrued in the accounting records of the Seller; (ii) there are no unfunded obligations of the Seller under any Plan; and (iii) the Seller has not received any order or written notice under Applicable Laws that require the Seller to take (or refrain from taking) any action in respect of a Plan.
(c)    The Seller does not maintain, sponsor, contribute to, have any liability and has never maintained, sponsored or contributed or had any liability with respect to, any defined benefit pension plan.
Section 3.11    Compliance with Laws.
None of the Seller or any of its Subsidiaries (a) has violated or is in violation of, or, to the Knowledge of the Seller, is under investigation with respect to or has been threatened to be charged with or been given notice of any violation of, any Applicable Law or any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority or (b) is subject to any judgment, order, writ, decree, injunction, stipulation, consent order, permit or license granted, issued or entered by any Governmental Authority, in each case or in the aggregate, that would be a Material Adverse Change. Each of the Seller and any Subsidiary of the Seller is in compliance with the requirements of all Applicable Laws, a breach of any of which individually or in the aggregate would be a Material Adverse Change.

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Section 3.12    Intellectual Property Matters.
(a)    Exhibit C sets forth an accurate and complete list of all Intellectual Property Rights that are Patents as June 20. 2019, and, as of the Closing Date, such list remains accurate and complete except where the failure to be accurate and complete would not be a Material Adverse Change. For each of such Patents listed on Exhibit C, the Seller has indicated (i) the jurisdictions in which such Patent is pending, allowed, granted or issued, (ii) the patent number or patent or patent application serial number, (iii) the scheduled expiration date of such issued patent, (iv) the scheduled expiration date of each patent issuing from such pending patent application once issued and (v) the owner of such Patent. The Products are covered by a Valid Claim of a Tekmira Royalty-Bearing Patent (as both terms are defined in the Alnylam Cross-License Agreement) in each jurisdiction listed on Section 3.12(a) of the Disclosure Schedule.
(b)    To the Knowledge of the Seller, as of the date hereof, each claim that has been issued or granted by the appropriate Patent Office included in the relevant Intellectual Property Rights that are patents and that covers any of the Products is valid and enforceable.
(c)    There are no unpaid maintenance or renewal fees payable by the Seller or Genevant Sciences Ltd. to any third party that currently are overdue for any of the Intellectual Property Rights that are Patents. No Intellectual Property Rights that are Patents have lapsed or been abandoned, cancelled or expired. As of the date hereof, no Tekmira Royalty Bearing Patents have been assigned to Alnylam pursuant to Section 4h of Exhibit A of the Alnylam Cross-License Agreement.
(d)    Except as set forth in Section 3.12(d) of the Disclosure Schedule: (i) subsequent to the issuance of the Intellectual Property Rights that are Patents, neither the Seller, Genevant Sciences Ltd., nor, to the knowledge of the Seller, the Counterparties has filed any disclaimer or made or permitted any other voluntary reduction in the scope of the Intellectual Property Rights that are Patents; and (ii) no allowable or allowed subject matter of the Intellectual Property Rights that are Patents is subject to any competing conception or derivation claims of allowable or allowed subject matter of any Patents of any third party and have not been the subject of any interference, re-examination, inter partes review, opposition or other post-grant inter partes proceedings.
(e)    Except as set forth in Section 3.12(e) of the Disclosure Schedule: (i) there is no pending or, to the knowledge of the Seller, threatened opposition, interference, reexamination, inter partes review, injunction, claim, suit, action, citation, summons, subpoena, hearing, inquiry, investigation (by the International Trade Commission or otherwise), complaint, arbitration, mediation, demand, decree or other dispute, disagreement, proceeding or claim (collectively, “Disputes”) challenging the legality, validity, enforceability or ownership of any of the Intellectual Property Rights; (ii) there are no Disputes by or with any third party against the Seller or Genevant Sciences Ltd., or to the Knowledge of the Seller, any Counterparty, involving any of the Products; and (iii) the Intellectual Property Rights are not subject to any outstanding injunction, judgment, order, decree, ruling, change, settlement or other disposition of a Dispute.

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(f)    To the Knowledge of the Seller, (A) (i) there is no pending or threatened, action, suit or proceeding, or any investigation or claim, and (ii) neither the Seller or any Counterparty has received any written notice of the foregoing, that claims that the manufacture, use, marketing, sale, offer for sale, importation or distribution of any of the Products infringes on any patent or other intellectual property rights of any other Person or constitute misappropriation of any other Person’s trade secrets or other intellectual property rights, and (B) no event has occurred or circumstance exists that would reasonably be expected to serve as a basis for any valid claim pursuant to such an action, suit, proceeding, investigation or claim. To the Knowledge of the Seller, there are no pending patent applications owned by any third party that, if issued, would limit or prohibit, in any material respect, the manufacture, use or sale of any of the Products by the Seller, the Counterparties or any of their respective sublicensees in the Territory.
(g)    Except as set forth in Section 3.12(g) of the Disclosure Schedule, and except for the product clearance opinion dated the Closing Date of Pillsbury Winthrop Shaw Pittman LLP and the validity opinion dated the Closing Date of Pillsbury Winthrop Shaw Pittman LLP, the Seller has not received and is not otherwise in possession of any written legal opinion concerning or with respect to any Tekmira Royalty Bearing Patent as defined in the Alnylam Cross-License Agreement or any third party intellectual property rights relating to the Products, including any freedom-to-operate, product clearance, patentability or right-to-use opinion.
Section 3.13    [Intentionally Omitted]
Section 3.14    Counterparty and Genevant Cross License Agreements.
(a)    Except as set forth in Section 3.14 of the Disclosure Schedule, other than the Transaction Documents and the Counterparty Agreements, there is no contract, agreement or other arrangement (whether written or oral), including the Genevant Cross License Agreement, to which the Seller or any of its Subsidiaries is a party or by which any of their respective assets or properties is bound or committed (i) that creates a Lien on, affects or otherwise relates to the Purchased Assets or the Counterparty Agreements or (ii) for which breach, nonperformance, cancellation or failure to renew would be a Material Adverse Change. Pursuant to the Alnylam Cross-License Agreement, the Seller has granted to Alnylam all rights and interests to enforce or defend all Category 1 Patents as set forth therein, and the Seller is not a party to any contract, agreement or other understanding or arrangement (whether written or oral) that supersedes, reduces or modifies any rights granted to Alnylam to enforce or defend any of the Category 1 Patents.
(b)    Attached hereto as Exhibit D are true, correct and complete copies of the Counterparty Agreements and the Genevant Cross License Agreement and any confidentiality agreement relating thereto.
(c)    Each of the Counterparty Agreements and the Genevant Cross License Agreement is in full force and effect and is the legal, valid and binding obligation of the Seller and, to the Knowledge of the Seller, the Counterparties, Genevant Sciences Ltd., and any other party thereto, enforceable against the Seller and, to the Knowledge of the Seller, the Counterparties, Genevant Sciences Ltd., and any other party thereto in accordance with its respective terms, subject, as to enforcement of remedies, to bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy. The execution and delivery of, and performance of obligations under, each of the Counterparty Agreements were and are within the powers of the Seller and, to the Knowledge of the Seller, the Counterparties. Each of the Counterparty Agreements was duly authorized by all necessary action on the part of, and validly executed and delivered by, the Seller and, to the Knowledge of the Seller, the Counterparties and any other party thereto. The Seller is not in breach or violation of or in default under any of the Counterparty Agreements or the Genevant Cross License Agreement. There is no event or circumstance that, upon notice or the passage of time, or both, could constitute or give rise to any breach or default in the performance of any of the Counterparty Agreements or the Genevant Cross License Agreement by the Seller or, to the Knowledge of the Seller, the Counterparties or any other party thereto.
(d)    The Seller has not waived any rights or defaults under the Counterparty Agreements or released the Counterparties or any other party thereto, in whole or in part, from any of its obligations under any of the Counterparty Agreements. Except as set forth in Section 3.14(d) of the Disclosure Schedule, neither the Seller nor the Counterparties has agreed to amend or waive any provision of the Counterparty Agreements, and there is no current proposal to do so.
(e)    No event has occurred that would give the Counterparties or any other party thereto, or to the Knowledge of the Seller, the Seller the right to terminate any of the Counterparty Agreements (in whole or in part, or in respect of any country in the Territory) or cease paying Royalties thereunder. The Seller has not received any written notice of an intention by the Counterparties or any other Person to terminate or breach any of the Counterparty Agreements, in whole or in part or in respect of any country in the Territory, or challenging the validity or enforceability of any of the Counterparty Agreements or the obligation to pay the Royalties under the Counterparty Agreements, or claiming that the Seller or the Counterparties or any other party thereto is in default of its obligations under any of the Counterparty Agreements. There is not any default, violation or breach by the Seller or, to the knowledge of the Seller, by the Counterparties under or of any of the Counterparty Agreements.
(f)    Except as provided in the Counterparty Agreements, the Seller is not a party to any agreement entitling any other Person to any payments, including by way of Set-off, in respect of the Royalties payable under the Counterparty Agreements to the Seller.
(g)    The Seller has not consented to an assignment by the Counterparties or any other party thereto of any of the Counterparties’ or such other party’s rights or obligations under any of the Counterparty Agreements other than assignment to the Seller, and the Seller does not have knowledge of any such assignment by the Counterparties or any other such party. Except as contemplated by Section 2.1, the Seller has not assigned, in whole or in part, and has not granted, incurred or suffered to exist any Liens (other than Liens created or existing under any of the Counterparty Agreements) on, the Counterparty Agreements or the Purchased Assets.
(h)    None of the Seller, the Counterparties or any other party thereto has made any claim of indemnification under any of the Counterparty Agreements.
(i)    The Seller has not exercised its rights to conduct an audit under any of the Counterparty Agreements.
(j)    To the Knowledge of the Seller, the Seller has received all amounts owed to it under the Counterparty Agreements as described in the reports attached hereto as Exhibit E, all of which are true, correct and complete copies of the reports delivered to the Seller by the Counterparty pursuant to the Counterparty Agreements in respect of sales of Products.
(k)    Attached hereto as Exhibit F are true, correct and complete copies of all material written notices delivered to the Counterparty by the Seller, or by the Counterparty to the Seller, to the extent relating to payments of Royalties, or that would reasonably be expected to result in a Material Adverse Change, or that are otherwise material to the enforceability of the Counterparty Agreements.
Section 3.15    UCC and PPSA Matters.
Except as set forth in Section 3.15 of the Disclosure Schedule, the Seller’s exact legal name is, and for the preceding 10 years has been, “Arbutus Biopharma Corporation”. The Seller’s principal place of business is 100-8900 Glenlyon Pky, Burnaby, BC V5J 5J8. The Seller’s jurisdiction of organization is, and for the preceding 10 years has been, British Columbia, Canada. Except as set forth in Section 3.15 of the Disclosure Schedule, for the preceding 10 years, the Seller has not been the subject of any merger or other corporate or other reorganization in which its identity or status was materially changed, except in each case when it was the surviving or resulting Person.
Section 3.16    Set-off and Other Sources of Royalty Reduction.
Except as provided in the Counterparty Agreements or as set forth in Section 3.16 of the Disclosure Schedule: (a) the Counterparties have no contractual right of Set-off under any contract or other agreement against the Purchased Royalties or any other amounts payable to the Seller under the Counterparty Agreements, and to the Knowledge of the Seller, none of the Purchased Royalties will be subject to any Set-off as a result of any facts, circumstances or matters arising or otherwise attributable to the period prior to the Royalty Commencement Date; (b) the Counterparties have not exercised, and, to the Knowledge of the Seller, the Counterparties have not had the right to exercise any Set-off against the Royalties or any other amounts payable to the Seller under the Counterparty Agreements; (c) to the Knowledge of the Seller, there are no third party patents that would provide a basis for a reduction in the Royalties due to the Seller pursuant to the Counterparty Agreements; and (d) there are no compulsory licenses granted or, to the Knowledge of the Seller, threatened to be granted with respect to the Intellectual Property Rights.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER
The Purchaser hereby represents and warrants to the Seller as of the date hereof as follows:
Section 4.1    Organization.
The Purchaser is a limited partnership duly organized, validly existing and in good standing under the laws of the Province of Ontario and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted. OCM IP Healthcare Portfolio G.P. Inc., the general partner of the Purchaser, is a corporation duly organized, validly existing and in good standing under the laws of the Province of Ontario and has all powers and authority, and all licenses, permits, franchises, authorizations, consents and approvals of all Governmental Authorities, required to own its property and conduct its business as now conducted.
Section 4.2    No Conflicts.
None of the execution and delivery by the Purchaser of any of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of the obligations contemplated hereby or thereby or the consummation of the transactions contemplated hereby or thereby will contravene, conflict with, result in a breach, violation, cancellation or termination of, constitute a default (with or without notice or lapse of time, or both) under, require prepayment under, give any Person the right to exercise any remedy or obtain any additional rights under, or accelerate the maturity or performance of or payment under, in any respect, (i) any Applicable Law or any judgment, order, writ, decree, permit or license of any Governmental Authority to which the Purchaser or any of its assets or properties may be subject or bound, (ii) any term or provision of any contract, agreement, indenture, lease, license, deed, commitment, obligation or instrument to which the Purchaser is a party or by which the Purchaser or any of its assets or properties is bound or committed or (iii) any term or provision of any of the organizational documents of the Purchaser.
Section 4.3    Authorization.
The Purchaser has all powers and authority to execute and deliver, and perform its obligations under, the Transaction Documents to which it is party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of each of the Transaction Documents to which the Purchaser is party and the performance by the Purchaser of its obligations hereunder and thereunder have been duly authorized by the Purchaser. Each of the Transaction Documents to which the Purchaser is party has been duly executed and delivered by the Purchaser. Each of the Transaction Documents to which the Purchaser is party constitutes the legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its respective terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or similar Applicable Laws affecting creditors’ rights generally, general equitable principles and principles of public policy.
Section 4.4    Governmental and Third Party Authorizations.
The execution and delivery by the Purchaser of the Transaction Documents to which the Purchaser is party, the performance by the Purchaser of its obligations hereunder and thereunder and the consummation of any of the transactions contemplated hereunder and thereunder do not require any consent, approval, license, order, authorization or declaration from, notice to, action or registration by or filing with any Governmental Authority or any other Person, except as described in Section 3.5.
Section 4.5    No Litigation.
There is no (a) action, suit, arbitration proceeding, claim, demand, citation, summons, subpoena, or other proceeding (whether civil, criminal, administrative, regulatory, investigative or informal) pending or, to the knowledge of the Purchaser, threatened by or against the Purchaser, at law or in equity, or (b) inquiry or investigation (whether civil, criminal, administrative, regulatory, investigative or informal) by or before a Governmental Authority pending or, to the knowledge of the Purchaser, threatened against the Purchaser, that, in each case, challenges or seeks to prevent or delay the consummation of any of the transactions contemplated by any of the Transaction Documents to which the Purchaser is party.
Section 4.6    Access to Information.
The Purchaser acknowledges that it has (a) reviewed the Counterparty Agreements and such other documents and information relating to the Intellectual Property Rights and the Products and (b) had the opportunity to ask such questions of, and to receive answers from, representatives of the Seller concerning the Counterparty Agreements, the Intellectual Property Rights and the Products, in each case, as it deemed necessary to make an informed decision to purchase, acquire and accept the Purchased Assets in accordance with the terms of this Purchase and Sale Agreement. The Purchaser has such knowledge, sophistication and experience in financial and business matters that it is capable of evaluating the risks and merits of purchasing, acquiring and accepting the Purchased Assets in accordance with the terms of this Purchase and Sale Agreement. The Purchaser hereby acknowledges and agrees that, other than the representations and warranties made in Article III of this Purchase and Sale Agreement, (i) the Purchaser has not relied on any factual representations or opinions of the Seller, its Affiliates or their respective representatives, and (ii) none of the Seller or its Affiliates, or any of their respective officers, directors, employees or representatives make or have made any representation or warranty, express or implied, at law or in equity, with respect to the Purchased Assets, the Counterparty Agreements, the Intellectual Property Rights, or any related matters.
ARTICLE V
COVENANTS
The parties hereto covenant and agree as follows:
Section 5.1    Books and Records; Notices.
(a)    Promptly (but in no event more than five Business Days) after receipt by the Seller of written notice of any action, suit, claim, demand, dispute, investigation, arbitration or other proceeding (commenced or threatened) against the Seller or any of the Intellectual Property Rights relating to the transactions contemplated by any Transaction Document, the Purchased Assets or any Counterparty Agreement or any default or termination, or any threatened default or termination, by any Person under any of the Counterparty Agreements, or any other fact or circumstance that would reasonably be expected to result in a Material Adverse Change, the Seller shall (i) inform the Purchaser of the receipt of such notice and the substance thereof and (ii) furnish the Purchaser with a complete copy of such notice and any related materials with respect thereto.
(b)    The Seller shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books and records adequate to reflect accurately all financial information it has received, and all amounts paid or received under the Counterparty Agreements, with respect to the Royalties.
(c)    Promptly (but in no event more than five Business Days) following receipt by the Seller of any written notice, certificate, offer, proposal, correspondence, report or other communication relating to the Counterparty Agreements, the Royalties, the Purchased Assets, or the Products, or any other fact or circumstance that would reasonably be expected to result in a Material Adverse Change, the Seller shall (i) inform the Purchaser of such receipt and (ii) furnish the Purchaser with a complete copy of such notice, certificate, offer, proposal, correspondence, report or other communication.
(d)    The Seller shall notify the Purchaser in writing not less than 30 days prior to any change in, or amendment or alteration of, the Seller’s (i) legal name, (ii) form or type of organizational structure or (iii) jurisdiction of organization.
Section 5.2    Confidentiality; Public Announcement.
(a)    Except as otherwise required by Applicable Law, by the rules and regulations of any securities exchange or trading system or by the FDA or any other Governmental Authority with similar regulatory authority and except as otherwise set forth in this Section 5.2, (i) all Confidential Information furnished by the Seller to the Purchaser shall be kept confidential by the Purchaser and shall be used by the Purchaser only in connection with this Purchase and Sale Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, and (ii) the existence and nature of this Purchase and Sale Agreement and the terms, conditions and provisions of this Purchase and Sale Agreement and any other Transaction Document shall be kept confidential by the Purchaser and the Seller and shall be used by the Purchaser and the Seller only in connection with this Purchase and Sale Agreement and any other Transaction Document and the transactions contemplated hereby and thereby (without limiting the Purchaser’s rights under Sections 2.1(c) and 2.1(d)). Notwithstanding the foregoing, the Purchaser and the Seller may disclose such information to their actual and potential: partners, directors, employees, managers, officers, agents, investors (including any holder of debt securities of the Purchaser or the Seller, as applicable, and such holder’s advisors, agents and representatives), co-investors, insurers and insurance brokers, underwriters, financing parties, equity holders, brokers, advisors, lawyers, bankers, trustees and representatives with a need to know the same in connection with the Transaction Documents; provided, that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential pursuant to obligations of confidentiality no less onerous than those set out herein; provided, further, that the Purchaser or the Seller, as applicable, shall be fully responsible for any breach of this Section 5.2(a) by it, its Affiliates, or any such Person that receives such information from the Purchaser or the Seller, as applicable, pursuant to this Section 5.2(a). Each party shall promptly notify the other party in writing upon becoming aware of any dissemination or use of Confidential Information, as well as terms, conditions and provisions of this Purchase and Sale Agreement or any other Transaction Document, in violation of this Purchase and Sale Agreement.
(b)    In the event the Purchaser or its Affiliates is required to disclose Confidential Information (i) in any document to be filed with any Governmental Authority or (ii) by court or administrative order or under Applicable Laws with respect to the Seller or the Purchaser or their respective Affiliates (including Applicable Laws relating to securities matters), as the case may be, or pursuant to the rules and regulations of any stock exchange or stock market on which securities of the Seller or the Purchaser or their respective Affiliates may be listed for trading, the Purchaser shall promptly notify the Seller in writing of such requirement so that the Seller may seek an appropriate protective order or other appropriate remedy (and if the Seller seeks such an order or other remedy, the Purchaser and its Affiliates will provide such cooperation, at the Seller’s expense, as the Seller shall reasonably request). If no such protective order or other remedy is obtained and the Purchaser or its Affiliates are, in the opinion of the Purchaser’s or its Affiliates’ counsel, legally compelled to disclose Confidential Information, the Purchaser and its Affiliates shall only disclose that portion of the Confidential Information that their respective counsel advises that the Purchaser or its Affiliates are compelled to disclose and the Purchaser and its Affiliates shall exercise commercially reasonable efforts to obtain reliable assurance that confidential treatment will accorded to that portion of Confidential Information.
(c)    The Seller and the Purchaser acknowledge that each party hereto may, after execution of this Purchase and Sale Agreement, make a public announcement of the transactions contemplated by the Transaction Documents in the form attached hereto as Exhibit G. The Seller and the Purchaser agree that, after the Closing Date, public announcements may be issued in the form of one or more press releases, and in disclosures contained in documents to be filed with or furnished to the SEC, in each case in the form agreed by the parties prior to the execution of this Purchase and Sale Agreement, and either party hereto may thereafter disclose any information contained in such press release or SEC documents at any time without the consent of the other party hereto.
Section 5.3    Commercially Reasonable Efforts; Further Assurances.
(a)    Subject to the terms and conditions of this Purchase and Sale Agreement, each party hereto will use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under Applicable Laws to consummate the transactions contemplated by the Transaction Documents to which the Seller or the Purchaser, as applicable, is party, including to (i) perfect the sale, assignment, transfer, and conveyance of the Purchased Assets to the Purchaser pursuant to this Purchase and Sale Agreement, (ii) execute and deliver such other documents, certificates, instruments, agreements and other writings and to take such other actions as may be necessary or desirable, or reasonably requested by the other party hereto, in order to consummate or implement expeditiously the transactions contemplated by any Transaction Document to which the Seller or the Purchaser, as applicable, is party, (iii) perfect, protect, more fully evidence, vest and maintain in the Purchaser good, valid and marketable rights and interests in and to the Purchased Assets free and clear of all Liens (other than those permitted by the Transaction Documents), (iv) create, evidence and perfect the Purchaser’s back-up security interest granted pursuant to Section 2.1(d) and (v) enable the Purchaser to exercise or enforce any of the Purchaser’s rights under any Transaction Document to which the Seller or the Purchaser, as applicable, is party, including following the Closing Date.
(b)    The Seller and the Purchaser shall cooperate and provide assistance as reasonably requested by the other party hereto, at the expense of such other party hereto (except as otherwise set forth herein), in connection with any litigation, arbitration, investigation or other proceeding (whether threatened, existing, initiated or contemplated prior to, on or after the date hereof) to which the other party hereto, any of its Affiliates or controlling persons or any of their respective officers, directors, equityholders, controlling persons, managers, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interest, in each case relating to any Transaction Document, the Purchased Assets, or the transactions described herein or therein but in all cases excluding any litigation brought by the Seller (for itself or on behalf of any Seller Indemnified Party) against the Purchaser or its Affiliates or brought by the Purchaser (for itself or on behalf of any Purchaser Indemnified Party) against the Seller or its Affiliates.
(c)    The Seller shall comply with all Applicable Laws with respect to the Transaction Documents to which it is party, the Counterparty Agreements to which it is party, the Purchased Assets, and all ancillary agreements related thereto, the violation of which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.
(d)    The Seller shall not enter into any contract, agreement or other legally binding arrangement (whether written or oral), or grant any right to any other Person, in any case that would reasonably be expected to conflict with the Transaction Documents or be a Material Adverse Change.
Section 5.4    Payments on Account of the Purchased Assets.
(a)    Notwithstanding the terms of the Counterparty Instructions, if the Counterparties, any Sublicensee or any other Person makes any future payment in respect of the Royalties to the Seller (or any of its Subsidiaries) directly on account of the Purchased Royalties or other Purchased Assets, then (i) the portion of such payment that represents Purchased Royalties or other Purchased Assets shall be held by the Seller (or such Subsidiary) in trust for the benefit of the Purchaser in a segregated account, (ii) the Seller (or such Subsidiary) shall have no right, title or interest whatsoever in such portion of such payment and shall not create or suffer to exist any Lien thereon and (iii) the Seller (or such Subsidiary) shall promptly, and in any event no later than two Business Days following the receipt by the Seller (or such Subsidiary) of such portion of such payment, remit such portion of such payment, without Set-off, to the Purchaser Account pursuant to Section 5.4(b) in the exact form received with all necessary endorsements.
(b)    The Seller shall make all payments required to be made by it to the Purchaser pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off to the following account (or to such other account as the Purchaser shall notify the Seller in writing from time to time) (the “Purchaser Account”):
Bank Name: [**]
ABA Number: [**]
Account Number: [**]
Account Name: [**]
Reference: [**]
(c)    If the Counterparties, any Sublicensee or any other Person makes any payment to the Purchaser of Royalties (i) relating to periods prior to the Royalties Commencement Date, (ii) relating to periods after the closing of the Repurchase Option, (iii) relating to period after the termination of this Agreement or (iv) that does not constitute a portion of the Purchased Assets, then (i) such payment shall be held by the Purchaser in trust for the benefit of the Seller in a segregated account, (ii) the Purchaser shall have no right, title or interest whatsoever in such payment and shall not create or suffer to exist any Lien thereon and (iii) the Purchaser shall promptly, and in any event no later than two Business Days following the receipt by the Purchaser of such payment, remit such payment, without Set-off, to the Seller Account pursuant to Section 5.4(d) in the exact form received with all necessary endorsements.
(d)    The Purchaser shall make all payments required to be made by it to the Seller pursuant to this Purchase and Sale Agreement by wire transfer of immediately available funds, without Set-off, to the following account (or to such other account as the Seller shall notify the Purchaser in writing from time to time) (the “Seller Account”):
Bank Name: [**]
ABA Number: [**]
Account Number: [**]
Account Name: [**]

Section 5.5    Counterparty Agreements.
(a)    The Seller (i) shall perform and comply with its duties and obligations under the Counterparty Agreements and the Genevant Cross License Agreement to which it is party, except to the extent any failure to perform or comply with such agreements would not reasonably be expected to result in a Material Adverse Change, (ii) shall not forgive, release or compromise any amount owed to or becoming owing to it under the Counterparty Agreements to which it is party, (iii) shall not assign, amend, modify, supplement, restate, waive, cancel or terminate (or consent to any cancellation or termination of), in whole or in part or in respect of any country in the Territory, any rights constituting or involving, affecting or relating to the Purchased Assets, the Royalties or any of the Counterparty Agreements to which it is party or any provision thereof or right thereunder or the right to receive the Royalties, (iv) shall not breach any of the provisions of any of the Counterparty Agreements to which it is party, except as would not reasonably be expected to result in a Material Adverse Change, and in the event of any such breach that does result in a Material Adverse Change, the Seller, at its own cost and expense, shall use its commercially reasonable efforts to remedy such breach following consultation with the Purchaser, (v) except pursuant to Section 5.6, shall not enter into any new agreement or legally binding arrangement in respect of the Purchased Assets, the Royalties, or the Products, (vi) shall not waive any obligation of, or grant any consent to, the Counterparties under or in respect of the Products, any Counterparty Agreement or the other Royalties to the extent that doing so would reasonably be expected to result in a Material Adverse Change and (vii) except pursuant to Section 5.6, shall not agree to do any of the foregoing.
(b)    The Seller shall not, without the prior written consent of the Purchaser, withhold any consent, exercise or waive any right or option, fail to exercise any right or option or exercise or fail to exercise any action in respect of, affecting or relating to the Purchased Assets, the Products or the Counterparty Agreements in any manner that would, in each case, (i) be a Material Adverse Change or (ii) conflict with or cause a default under, or breach or termination of, this Purchase and Sale Agreement, any other Transaction Document or any of the Counterparty Agreements. The Seller shall not, without the prior written consent of the Purchaser, consent to an assignment by the Counterparties of any of the Counterparties’ rights or obligations under any of the Counterparty Agreements.
(c)    Promptly after (i) receiving notice from the Counterparties or any other Person (A) terminating any of the Counterparty Agreements (in whole or in part or in respect of any country in the Territory), (B) alleging any breach of or default under any of the Counterparty Agreements by the Seller or (C) asserting the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, could reasonably be expected (with or without the giving of notice or passage of time, or both) to give rise to a breach of or default under any of the Counterparty Agreements by the Seller or the right to terminate any of the Counterparty Agreements (in whole or in part or in respect of any country in the Territory) by the Counterparties or any other Person or (ii) the Seller otherwise has knowledge of any fact, circumstance or event that, alone or together with other facts, circumstances or events, constitute a material breach of or default under any of the Counterparty Agreements by the Seller or give the right to terminate any of the Counterparty Agreements (in whole or in part or in respect of any country in the Territory) by the Counterparties or any other Person, in each case, the Seller shall (A) promptly (and in any event within five Business Days) give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event, including a complete copy of any written notice received from the Counterparties or the other relevant Person, and, in the case of any breach or default or alleged breach or default by the Seller, describing in reasonable detail any corrective action the Seller proposes to take, and (B) in the case of any breach or default or alleged breach or default by the Seller, use its best efforts at the Seller’s cost to promptly cure such breach or default and shall give written notice to the Purchaser upon curing such breach or default; provided, however, that, if the Seller fails to promptly cure any such breach or default, the Purchaser shall, to the extent permitted by the Counterparty Agreements, be entitled to take any and all actions that are reasonably necessary to promptly cure such breach or default, and the Seller shall cooperate with the Purchaser for such purpose and, notwithstanding anything to the contrary herein, reimburse the Purchaser promptly (but in no event later than two Business Days) following demand for all costs and expenses incurred in connection therewith.
(d)    Promptly after the Seller obtains knowledge of a breach of or default under, or an alleged breach of or default under, any of the Counterparty Agreements by the Counterparties or any other Person (each, a “Defaulting Party”), or of the existence of any facts, circumstances or events that, alone or together with other facts, circumstances or events, constitute or with the passage of time would constitute a material breach of or default under any of the Counterparty Agreements by a Defaulting Party or would reasonably be expected to result in a Material Adverse Change, or the right to terminate any of the Counterparty Agreements (in whole or in part or in respect of any country in the Territory) by the Seller, in each case, the Seller shall (i) promptly (but in any event within five Business Days) give a written notice to the Purchaser describing in reasonable detail the relevant breach, default or termination event and (ii) proceed in consultation with the Purchaser and take such permissible actions (including commencing legal action against the Defaulting Party and the selection of legal counsel reasonably satisfactory to the Purchaser) and at the Seller’s cost to enforce compliance by the Defaulting Party with the relevant provisions of the Counterparty Agreements and to exercise any or all of the Purchaser’s or the Seller’s rights and remedies, whether under the Counterparty Agreements or by operation of law, with respect thereto.
(e)    Subject in each case to the rights and obligations of the Seller pursuant to the Genevant Cross License Agreement, the Seller shall, subject to the provisions of the Alnylam Cross-License Agreement (including Sections 5.1, 5.2, 5.4, 5.5 and Exhibit A-IP Management Terms) and any rights of the Counterparties thereunder, (i) take any and all actions, and prepare, execute, deliver and file any and all agreements, documents and instruments, that are reasonably necessary or desirable to diligently preserve and maintain the Intellectual Property Rights, including payment of maintenance fees or annuities, at the sole expense of the Seller (which expenses may be reimbursable to the Seller by the Counterparties under the Counterparty Agreements), (ii) diligently defend (and enforce) the Intellectual Property Rights against infringement or interference by any other Person, and against any claims of invalidity or unenforceability, in any jurisdiction (including by bringing any legal action for infringement or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement or non-interference), with counsel reasonably satisfactory to the Purchaser and whose reasonable fees and expenses shall be borne by the Seller, and (iii) when available in respect of the Products, obtain patents and any corrections, substitutions, reissues and reexaminations thereof, obtain patent term extensions and any applicable supplemental protection certificates and any other forms of patent term restoration in any jurisdiction of the Territory and obtain and maintain patent listing in the FDA Electronic Orange Book. The Seller shall not disclaim or abandon, or fail to take any action necessary or desirable to prevent the disclaimer or abandonment of, any Intellectual Property Rights, including assigning such Intellectual Property Right to Alnylam pursuant to Section 4h of Exhibit A of the Alnylam Cross-License Agreement. In the case that the Seller does not have the first right to prosecute, maintain, enforce or defend any Intellectual Property Right, including where Genevant has the right under the Genevant Cross License Agreement or Alnylam has the right under the Counterparty Agreement, that, in the event that Genevant or Alnylam choose not to prosecute, maintain, enforce or defend any Intellectual Property Right, the Seller will exercise any step in right under the Genevant Cross License Agreement or the Counterparty Agreement, as the case may be, to prosecute, maintain, enforce or defend such Intellectual Property Rights such that there is no Material Adverse Change.
(f)    Except in connection with an assignment by the Seller to any other Person with which the Seller may merge or consolidate or to which the Seller may sell all or substantially all of its assets or all of its assets related to the Products in accordance with the provisions of Section 8.3, the Seller shall not dispose of or encumber the Intellectual Property Rights (in whole or in part).
(g)    The Seller shall not take any position that is inconsistent with the Seller having granted to Alnylam all rights and interests to enforce or defend all Category 1 Patents as set forth in the Alnylam Cross-License Agreement, with Alnylam, any other third party, or in any judicial, administrative or other proceeding. In the event of any dispute regarding Alnylam’s rights or interests to enforce or defend any of the Category 1 Patents, or in the event that any Person other than Alnylam asserts a right to enforce or defend any of the Category 1 Patents, the Seller shall use its best efforts to protect, enforce and defend the rights granted to Alnylam in respect thereof pursuant to the Alnylam Cross-License Agreement.
Section 5.6    Mergers, Consolidations and Asset Sales Involving the Counterparties.
If there occurs a merger or consolidation of the Seller, on the one hand, and the Counterparties or any of its Affiliates, on the other hand, a sale of all or substantially all of the Seller’s assets to the Counterparties or a sale or assignment of any of the Counterparty Agreements or the Intellectual Property Rights by the Seller to the Counterparties, and in any such case one or more Counterparty Agreements are terminated in connection therewith, the Seller (or its successor) shall pay to the Purchaser royalties on Net Sales of the applicable Products for the term of such Counterparty Agreements on the same basis as if such Counterparty Agreements had continued and the Purchaser’s rights with respect to the Purchased Assets and the covenants of the Seller under this Purchase and Sale Agreement shall continue to apply on the same basis as if such Counterparty Agreements were in place between the Seller and the Counterparties, and the Seller shall cooperate with the Purchaser to take such actions as may be necessary or advisable to reflect such arrangements in the circumstances.
Section 5.7    Audits.
The Seller shall provide all commercially reasonable assistance requested by the Purchaser in order to exercise Purchaser’s right to audit Alnylam’s books and records in accordance with Section 4.15 of the Alnylam Cross-License Agreement.
Section 5.8    Tax Matters.
(a)    All payments to the Purchaser under this Purchase and Sale Agreement shall be made without any deduction or withholding for or on account of any tax unless otherwise required by Applicable Law. Notwithstanding the foregoing, the parties agree that no such deduction or withholding is intended and the Seller shall inform the Purchaser at least ten (10) Business Days in advance of any such withholding and shall cooperate with the Purchaser to take commercially reasonable steps to reduce or eliminate such withholding.
(b)    If the Seller, Alnylam or any other applicable United States withholding agent (each such person, a “Withholding Agent”) shall be required to deduct or withhold any tax from or in respect of any payment under this Agreement as a result of a change in applicable Law after the date hereof, then the Withholding Agent shall (i) make such deduction or withholding, (ii) timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law, and (iii) promptly deliver to Purchaser documentary evidence acceptable to Purchaser of such payment. At least 30 days before a Withholding Agent deducts or withholds any such tax, the Withholding Agent shall give the Purchaser written notice describing the required withholding and, during such 30-day period, such Withholding Agent shall reasonably cooperate with the Purchaser to implement any reasonable measures that would reduce or eliminate the amount to be deducted or withheld. If any certification previously made by the Purchaser on any Form W-8 provided to the Seller or any Counterparty becomes inaccurate in any material respect, the Purchaser will promptly notify the Seller and the Counterparty in writing.
(c)    If there is an inquiry by any Governmental Authority of the Seller or the Purchaser with respect to taxes related to this Agreement, the parties hereto shall cooperate with each other in responding to such inquiry in a reasonable manner.
(d)    The transactions contemplated by this Agreement are intended to be treated as a financing for United States federal, state and local tax purposes. The Seller and the Purchaser shall file tax returns consistent with such intent and shall not take a position that is inconsistent with such intent in any tax audit or other proceeding.
(e)    The Purchaser hereby represents and warrants that it is exempt from United States federal withholding tax on all payments with respect to the Purchased Assets. The Purchaser hereby represents and warrants that it is acting as a principal, and not as an agent for any other Person, in connection with the execution, delivery and performance by the Purchaser of this Agreement and the consummation of the transactions contemplated thereby.
Section 5.9    Existence.
The Seller shall (a) preserve and maintain its existence (provided, however, that nothing in this Section 5.9(a) shall prohibit the Seller from entering into any merger, consolidation or amalgamation with, or selling or otherwise transferring all or substantially all of its assets to, any other Person if the Seller is the continuing or surviving entity or if the surviving or continuing or acquiring entity assumes (either expressly or by operation of law) all of the obligations of the Seller) and such transaction would not reasonably be expected to result in a Material Adverse Change, (b) preserve and maintain its rights, franchises and privileges unless failure to do any of the foregoing would not be a Material Adverse Change, (c) qualify and remain qualified in good standing in each jurisdiction where the failure to preserve and maintain such qualifications would be a Material Adverse Change, including appointing and employing such agents or attorneys in each jurisdiction where it shall be necessary to take action under this Purchase and Sale Agreement, and (d) comply in all material respects with its organizational documents.
ARTICLE VI
THE CLOSING

ny-1700062 v1

Section 6.1    Closing.
The closing of the transactions contemplated hereby (the “Closing”) shall take place on the date hereof (the “Closing Date”) by the exchange of documents electronically or by email.
Section 6.2    Closing Deliverables of the Seller.
At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser the following:
(a)    the Bill of Sale executed by the Seller;
(b)    the Counterparty Instructions executed by the Seller;
(c)    a certificate of an executive officer of the Seller (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of (x) the organizational documents of the Seller and (y) resolutions of the governing body of the Seller authorizing and approving the execution, delivery and performance by the Seller of the Transaction Documents and the transactions contemplated herein and therein; (ii) setting forth the incumbency of the officer or officers of the Seller who have executed and delivered the Transaction Documents, including therein a signature specimen of each such officer or officers; and (iii) attaching a copy, certified by such officer as true and complete, of a good standing certificate of the appropriate Governmental Authority of the Seller’s jurisdiction of organization, stating that the Seller is in good standing under the Applicable Laws of such jurisdiction; and
(d)    such other certificates, documents and financing statements as the Purchaser may reasonably request, including a financing statement reasonably satisfactory to the Purchaser to create, evidence and perfect the sale, assignment, transfer, and conveyance of the Purchased Assets pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(d).
Section 6.3    Closing Deliverables of the Purchaser.
At the Closing, the Purchaser shall deliver or cause to be delivered to the Seller the following:
(a)    the Bill of Sale executed by the Purchaser; and
(b)    payment of the Purchase Price in accordance with Section 2.2.
Section 6.4    Second Closing.
(a)    The closing of the purchase and sale of the Additional Royalties (the “Second Closing”) shall take place on the Second Closing Date by the exchange of documents electronically or by email, subject to the satisfaction of the following conditions in favour of the Purchaser, each of which may be waived by the Purchaser in its sole discretion:
(i)    no Material Adverse Change shall have occurred and be continuing as of the Second Closing Date;
(ii)    each of the Fundamental Representations and Warranties of the Seller in this Purchase and Sale Agreement will be true and correct as of the Second Closing, and all other representations and warranties of the Seller contained in this Purchase and Sale Agreement shall have been true and correct as of the Closing and, subject to the transactions that occurred at the Closing, will be true and correct as of the Second Closing except to the extent that all inaccuracies or incompleteness therein would not, in the aggregate, reasonably be expected to result in a Material Adverse Change (it being understood that for the purposes of such determination, all such representations and warranties that are qualified as to “material”, “material respects”, “Material Adverse Change” or words of similar import or effect will be deemed to have been made without such qualification), and a certificate of a senior officer of the Seller, dated the Second Closing Date, to that effect shall have been delivered to the Purchaser. On the delivery of this certificate, the representations and warranties of the Seller in this Purchase and Sale Agreement will be deemed to have been made at and as of the Second Closing Date with the same force and effect as if made at and as of that time, in each case subject to the transactions that occurred at the Closing;
(iii)    the Seller shall have delivered a Bill of Sale in respect of the Additional Royalties, dated the Second Closing Date, duly executed by the Seller, which Bill of Sale shall automatically become effective upon receipt by the Seller of the Additional Purchase Price from the Purchaser; and
(iv)    the Seller shall deliver such other certificates, documents and financing statements as the Purchaser may reasonably request, including a financing statement reasonably satisfactory to the Purchaser to create, evidence and perfect the sale, assignment, transfer, and conveyance of the Additional Royalties pursuant to Section 2.1 and the back-up security interest granted pursuant to Section 2.1(d).
ARTICLE VII
INDEMNIFICATION
Section 7.1    Indemnification by the Seller.
The Seller agrees to indemnify and hold each of the Purchaser and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling persons (each, a “Purchaser Indemnified Party”) harmless from and against, and to pay to each Purchaser Indemnified Party the amount of, any and all Losses awarded against or actually incurred or suffered by such Purchaser Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, (I) arising out of (i) any breach of any representation, warranty or certification made by the Seller in any of the Transaction Documents to which the Seller is party or certificates given by the Seller to the Purchaser in writing pursuant to this Purchase and Sale Agreement or any other Transaction Document, (ii) any breach of or default under any covenant or agreement by the Seller to the Purchaser pursuant to any Transaction Document to which the Seller is party or any of the Counterparty Agreements to which the Seller or any of its Affiliates is party, (iii) any of the liabilities or obligations of the Seller (unless such liabilities or obligations are due to the Purchaser not complying with any confidentiality provisions set forth in the Counterparty Agreements), including the Retained Liabilities, and (iv) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Seller to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; or (II) relating to the rights of Alnylam to enforce or defend any of the Category 1 Patents in any suit or action relating to patent infringement or invalidity against or brought by a competitor or post-grant proceeding, including Inter Partes Review proceedings arising from the Seller or its Affiliates being party to any other contract, agreement or other understanding or arrangement (whether written or oral) relating to the rights to enforce or defend any of the Category 1 Patents; provided, however, that the foregoing clauses (I) and (II) shall exclude any indemnification to any Purchaser Indemnified Party (A) that has the effect of imposing on the Seller any recourse liability for Royalties because of the insolvency or other creditworthiness problems of the Counterparties or the insufficiency of the Royalties, whether as a result of the amount of cash flow arising from sales or licensing of the Products or otherwise, unless resulting from the failure of the Seller to perform its obligations under this Purchase and Sale Agreement, (B) that results from the bad faith, gross negligence or willful misconduct of such Purchaser Indemnified Party, (C) to the extent resulting from the failure of any Person other than the Seller to perform any of its obligations under any of the Transaction Documents or (D) to the extent resulting from acts or omissions of the Seller based upon the written instructions from any Purchaser Indemnified Party. Any amounts due to any Purchaser Indemnified Party hereunder shall be payable by the Seller to such Purchaser Indemnified Party upon demand.
Section 7.2    Indemnification by the Purchaser.
The Purchaser agrees to indemnify and hold each of the Seller and its Affiliates and any and all of their respective partners, directors, managers, members, officers, employees, agents and controlling Persons (each, a “Seller Indemnified Party”) harmless from and against, and will pay to each Seller Indemnified Party the amount of, any and all Losses (including attorneys’ fees) awarded against or actually incurred or suffered by such Seller Indemnified Party, whether or not involving a third party claim, demand, action or proceeding, arising out of (i) any breach of any representation, warranty or certification made by the Purchaser in any of the Transaction Documents or certificates given by the Purchaser in writing pursuant hereto or thereto, (ii) any breach of or default under any covenant or agreement by the Purchaser pursuant to any Transaction Document to which the Purchaser is party and (iii) any fees, expenses, costs, liabilities or other amounts incurred or owed by the Purchaser to any brokers, financial advisors or comparable other Persons retained or employed by it in connection with the transactions contemplated by this Purchase and Sale Agreement; provided, however, that the foregoing shall exclude any indemnification to any Seller Indemnified Party (A) that results from the bad faith, gross negligence or willful misconduct of such Seller Indemnified Party, (B) to the extent resulting from the failure of any Person other than the Purchaser to perform any of its obligations under any of the Transaction Documents or (C) to the extent resulting from acts or omissions of the Purchaser based upon the written instructions from any Seller Indemnified Party. Any amounts due to any Seller Indemnified Party hereunder shall be payable by the Purchaser to such Seller Indemnified Party upon demand.
Section 7.3    Limitations.
(a)    All Fundamental Representations and Warranties and covenants made herein and in any other Transaction Document or any certificate delivered pursuant to this Purchase and Sale Agreement shall survive the execution and delivery of this Purchase and Sale Agreement and the Closing and shall continue in full force and effect until this Purchase and Sale Agreement is terminated. All representations and warranties made herein and in any other Transaction Document or any certificate delivered pursuant to this Purchase and Sale Agreement, other than then Fundamental Representations and Warranties, shall survive the execution and delivery of this Purchase and Sale Agreement and the Closing and shall continue in full force and effect until the later to occur of (i) April 1, 2021 and (ii) if the Second Closing occurs, the date that is three months following the Second Closing Date. Neither the Seller nor the Purchaser shall have any liability with respect to claims first asserted in connection with any representation, warranty or covenant after the survival period specified therefor in this Section 7.3(a).
(b)    Neither the Seller nor the Purchaser shall be liable for any claim for indemnification made pursuant to Section 7.1(I)(i) or Section 7.2(i), as the case may be, unless the aggregate amount of any Losses incurred that are the subject matter of indemnification equals or exceeds 1% of the Purchase Price (the “Basket”), in which case the Seller or the Purchaser, as the case may be, shall be liable only for the aggregate amount of Losses that exceed the amount of the Basket.
(c)    In no event shall the total liabilities of the Seller or the Purchaser under this Purchase and Sale Agreement for all Losses pursuant to Section 7.1(I)(i) (other than in the case of Fundamental Representations and Warranties) or Section 7.2(i) exceed ten percent (10%) of the Purchase Price actually paid to the Seller. In no event shall the total liabilities of the Seller under this Purchase and Sale Agreement for all Losses pursuant to Section 7.1(I)(i) in the case of Fundamental Representations and Warranties exceed an amount equal to difference between (A) the Purchase Price actually paid to the Seller minus (B) the aggregate amount of Purchased Royalties actually received by the Purchaser.
Section 7.4    Procedures.
If any claim, demand, action or proceeding (including any investigation by any Governmental Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to Section 7.1 or Section 7.2, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under Section 7.1 or Section 7.2 unless, and only to the extent that, the indemnifying party is actually prejudiced by such omission. In the event that any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof in accordance with this Section 7.4, the indemnifying party will be entitled, at the indemnifying party’s sole cost and expense, to participate therein and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Article VII for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation. In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (a) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (b) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party or (c) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to a conflict of interests between them based on the advice of counsel to the indemnifying party. It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but, if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees, subject to the limitations set forth herein, to indemnify the indemnified party from and against any Loss by reason of such settlement or judgment.
Section 7.5    Exclusive Remedy.
Except in the case of fraud, following the Closing, the indemnification afforded by this Article VII shall be the sole and exclusive remedy for any and all Losses awarded against or incurred or suffered by a party hereto in connection with the transactions contemplated by the Transaction Documents, including with respect to any breach of any representation, warranty or certification made by a party hereto in any of the Transaction Documents or certificates given by a party hereto in writing pursuant hereto or thereto or any breach of or default under any covenant or agreement by a party hereto pursuant to any Transaction Document. Notwithstanding anything in this Purchase and Sale Agreement to the contrary, in the event of any breach or failure in performance of any covenant or agreement contained in any Transaction Document, the non-breaching party shall be entitled to specific performance, injunctive or other equitable relief pursuant to Section 8.1.
ARTICLE VIII
MISCELLANEOUS
Section 8.1    Specific Performance.
Each of the parties hereto acknowledges that the other party hereto will have no adequate remedy at law if it fails to perform, or threatens not to perform, any of its obligations under any of the Transaction Documents. In such event, each of the parties hereto agrees that the other party hereto shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Purchase and Sale Agreement and temporary or permanent injunctive relief or other equitable relief as a remedy for any actual or threatened breach of this Purchase and Sale Agreement.
Section 8.2    Notices.
All notices, consents, waivers and other communications hereunder shall be in writing and shall be effective (a) upon receipt when sent through the mails, registered or certified mail, return receipt requested, postage prepaid, with such receipt to be effective the date of delivery indicated on the return receipt, (b) upon receipt when sent by an overnight courier, (c) on the date personally delivered to an authorized officer of the party to which sent or (d) on the date transmitted by email or other electronic transmission with a confirmation of receipt, in all cases, with a copy emailed to the recipient at the applicable address, addressed to the recipient as follows:
if to the Seller, to:
c/o Arbutus Biopharma Corporation
701 Veterans Circle,
Warminster, PA 18974
Attention: Elizabeth Howard
Email: ehoward@arbutusbio.com

with a copy to (which shall not constitute notice):
Morrison & Foerster, LLP
250 West 55th Street
New York, New York 10019
Attention: Peter Rooney
Email:    prooney@mofo.com
if to the Purchaser, to:
OCM IP Healthcare Portfolio LP
c/o OMERS Capital Markets
100 Adelaide Street West, Suite 900
Toronto, Ontario, Canada M5H 0E2
Attention: Rob Missere, Managing Director, Intellectual Property Strategies
Email: rmissere@omers.com
with a copy to (which shall not constitute notice):
OCM IP Healthcare Portfolio LP
c/o OMERS Capital Markets
100 Adelaide Street West, Suite 900
Toronto, Ontario, Canada M5H 0E2
Attention: Danial Lam, Managing Director, Legal & Business Development
Email: dlam@omers.com and ocmlegal@omers.com

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Each party hereto may, by notice given in accordance herewith to the other party hereto, designate any further or different address to which subsequent notices, consents, waivers and other communications shall be sent.
Section 8.3    Successors and Assigns.
The provisions of this Purchase and Sale Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. The Seller shall not be entitled to assign any of its obligations and rights under this Purchase and Sale Agreement without the prior written consent of the Purchaser; provided, however, that the Seller may, without the consent of the Purchaser, assign any of its obligations or rights under this Purchase and Sale Agreement to any other Person with which it may merge or consolidate or to which it may sell all or substantially all of its assets or all of its assets related to the Products, provided that the assignee under such assignment agrees to be bound by the terms of the Transaction Documents and furnishes a written agreement to the Purchaser in form and substance reasonably satisfactory to the Purchaser to that effect. The Purchaser shall not be entitled to assign any of its obligations and rights under this Purchase and Sale Agreement to any Person other than Affiliates of the Purchaser without the prior written consent of the Seller, which consent will not be unreasonably withheld, conditioned or delayed. No assignment or purported assignment hereunder by the Purchaser shall be effective: (a) if the assignee is a Competitor; or (b) the assignment violates or conflicts with the terms and conditions of the Alnylam Consent. Any assignee of the Purchaser must agree to be bound by the terms of the Transaction Documents and furnish a written agreement to the Seller, in form and substance reasonably satisfactory to the Seller, to that effect. No assignment by the Purchaser shall relieve the Purchaser of its obligations under this Agreement. The Purchaser shall give 10 Business Days’ prior written notice to the Seller before completing any assignment of any of its obligations and rights under this Purchase and Sale Agreement. Neither party shall be under any obligation to reaffirm any representations, warranties or covenants made in this Purchase and Sale Agreement or any of the other Transaction Documents or take any other action in connection with any such assignment by the other party. As used in this Section 8.3, “Competitor” means any Person who is primarily engaged in the business of discovering, developing or commercializing biopharmaceutical products.
Section 8.4    Independent Nature of Relationship.
The relationship between the Seller and the Purchaser is solely that of seller and purchaser, and neither the Seller nor the Purchaser has any fiduciary or other special relationship with the other party hereto or any of its Affiliates. Nothing contained herein or in any other Transaction Document shall be deemed to constitute the Seller and the Purchaser as a partnership, an association, a joint venture or any other kind of entity or legal form.
Section 8.5    Entire Agreement.
This Purchase and Sale Agreement, together with the Exhibits hereto (which are incorporated herein by reference) and the other Transaction Documents, and the Confidentiality Agreement dated as of August 31, 2018 between the Seller and OMERS Capital Markets, a

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division of OMERS Administration Corporation, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties hereto with respect to the subject matter of this Purchase and Sale Agreement. No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits hereto or the other Transaction Documents) has been made or relied upon by either party hereto. Neither this Purchase and Sale Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto and the other Persons referenced in Article VII any rights or remedies hereunder.
Section 8.6    Governing Law.
(a)    This Purchase and Sale Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.
(b)    Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the non-exclusive jurisdiction of the courts of the Province of Ontario, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Purchase and Sale Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.
(c)    Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Purchase and Sale Agreement in any court referred to in Section 8.6(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d)    Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 8.2. Nothing in this Purchase and Sale Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law. Each of the parties hereto waives personal service of any summons, complaint or other process, which may be made by any other means permitted by Ontario law.
Section 8.7    Waiver of Jury Trial.
EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS PURCHASE AND SALE AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY HERETO WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO

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ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS PURCHASE AND SALE AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.7.
Section 8.8    Severability.
If one or more provisions of this Purchase and Sale Agreement are held to be invalid, illegal or unenforceable by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Purchase and Sale Agreement, which shall remain in full force and effect, and the parties hereto shall replace such invalid, illegal or unenforceable provision with a new provision permitted by Applicable Law and having an economic effect as close as possible to the invalid, illegal or unenforceable provision. Any provision of this Purchase and Sale Agreement held invalid, illegal or unenforceable only in part or degree by a court of competent jurisdiction shall remain in full force and effect to the extent not held invalid, illegal or unenforceable.
Section 8.9    Counterparts.
This Purchase and Sale Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Purchase and Sale Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Any counterpart may be executed by facsimile or other electronic transmission, and such facsimile or other electronic transmission shall be deemed an original.
Section 8.10    Amendments; No Waivers.
Neither this Purchase and Sale Agreement nor any term or provision hereof may be amended, supplemented, restated, waived, changed or modified except with the written consent of the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. No notice to or demand on either party hereto in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval hereunder shall, except as may otherwise be stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder. Except as expressly provided herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
Section 8.11    Cumulative Remedies.
The remedies herein provided are cumulative and not exclusive of any other remedies provided in this Agreement. Notwithstanding anything to the contrary herein, the Seller hereby authorizes the Purchaser, at any time and from time to time, to the fullest extent permitted by

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Applicable Law, to offset any amounts payable by the Purchaser to, or for the account of, the Seller against any obligations of the Seller to the Purchaser arising in connection with the Transaction Documents (including amounts payable pursuant to Article VII) that are then due and payable.
Section 8.12    Table of Contents and Headings.
The Table of Contents and headings of the Articles and Sections of this Purchase and Sale Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.
Section 8.13    Currency Exchange.
If, for the purpose of obtaining a judgment or order in any court, it is necessary to convert a sum due hereunder from Dollars into another currency, the Seller has agreed, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which, in accordance with normal banking procedures, the Purchaser could purchase Dollars with such other currency in the Borough of Manhattan, The City of New York on the Business Day preceding the day on which final judgment is given.
Section 8.14    Judgment Currency.
The obligation of the Seller in respect of any sum payable by it to the Purchaser hereunder shall, notwithstanding any judgment or order in a currency other than Dollars (the “Judgment Currency”), be discharged only to the extent that, on the Business Day following receipt by the Purchaser of any sum adjudged to be so due in the Judgment Currency, the Purchaser may in accordance with normal banking procedures purchase Dollars with the Judgment Currency. If the amount of Dollars so purchased is less than the sum originally due to the Purchaser in the Judgment Currency, the Seller agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Purchaser against such loss, and, if the amount of the Dollars so purchased exceeds the sum originally due to the Purchaser, the Purchaser shall remit to the Seller such excess, provided that the Purchaser shall have no obligation to remit any such excess as long as the Seller shall have failed to pay the Purchaser any obligations due and payable to the Purchaser hereunder, in which case such excess may be applied to such obligations of the Seller in accordance with the terms hereof. The foregoing indemnity shall constitute a separate and independent obligation of the Seller and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid.
Section 8.15    Disclosure Schedule.
(a)    Matters reflected in the Disclosure Schedule are not necessarily limited to matters required by this Purchase and Sale Agreement to be reflected in the Disclosure Schedule. Such additional matters are set forth for information purposes.
(b)    Unless the context of the provisions in this Purchase and Sale Agreement having reference to a particular Schedule otherwise requires, it is understood and agreed that the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such items so included or other items are or are not material.
(c)    No disclosure in the Disclosure Schedule relating to any possible breach or violation of any agreement, law or regulation shall be construed as an admission or indication that any such breach or violation exists or has actually occurred.
(d)    The Disclosure Schedule is intended only to qualify and limit the representations and warranties of the Seller contained in this Purchase and Sale Agreement and shall not be deemed to expand in any way the scope or effect of any of such representations and warranties
(e)    For purposes of the Disclosure Schedule, any information, item, or other disclosure set forth in any section of the Disclosure Schedule shall be deemed to have been set forth in another section of the Disclosure Schedule if it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other section of the Disclosure Schedule.

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Section 8.16    Termination.
This Purchase and Sale Agreement shall terminate upon:
(a) the mutual written agreement of the Purchaser and the Seller; or
(b) the consummation of a Repurchase Sale; or
(c) the receipt by the Purchaser of the applicable Royalty Threshold Amount.
provided however, the following provisions shall survive any termination and remain in effect in accordance with, and subject to, their terms: Section 5.2, Section 5.3, Section 5.4, Section 5.8(c), Article VII, and Article VIII.
{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the parties hereto have executed this Purchase and Sale Agreement as of the day and year first written above.
ARBUTUS BIOPHARMA CORPORATION

By: /s/ Michael McElhaugh
Name: Michael McElhaugh
Title: Chief Business Officer
OCM IP HEALTHCARE PORTFOLIO LP, by its general partner, OCM IP HEALTHCARE PORTFOLIO G.P. INC.

By: /s/ Rob Missere
Name: Rob Missere
Title: President

By: /s/ Bern Wu
Name: Bern Wu
Title: Vice President

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